Exhibit 99.1

Penn Treaty Reports Dispute with Reinsurer

Allentown, PA – August 21, 2008 – Penn Treaty American Corporation (NYSE: PTA) today announced that its subsidiaries, Penn Treaty Network America Insurance Company and American Network Insurance Company, have provided notification of breach to Imagine International Reinsurance Limited (“Imagine”) for Imagine’s failure to provide the requisite level of collateral in the form of letters of credit pursuant to Imagine’s obligations under its reinsurance agreement. The notification of breach applies to the Company’s reinsurance agreement with Imagine for business issued prior to 2002. The Company does not consider Imagine to be in breach for its obligations under its reinsurance agreements for newly issued policies.

The Company took this action based on verbal notification provided by Imagine that the additional letter of credit would not be provided. Imagine has further provided written confirmation contending that they are not in breach, stating that since “Penn Treaty has failed to obtain an Obligatory Premium Rate Increase as the result of regulatory action or inaction, a Regulatory Risk Event has occurred under the Agreement.” Penn Treaty vehemently disagrees that state insurance regulatory actions or inactions support this position. Penn Treaty’s notification of breach provides Imagine five calendar days to cure prior to the Company pursuing further legal remedies including, but not limited to, the arbitration provisions included in the reinsurance agreement.

The Company expects the dispute with Imagine to be resolved favorably through the arbitration provisions of the reinsurance agreement. The Company does not anticipate any material impact to its statutory capital and surplus as full credit for the agreement remains in place during the pendency of the arbitration proceedings. However, the Company cannot guarantee the outcome of the arbitration. An unfavorable outcome could have a materially adverse financial impact upon the Company, including a determination that a Regulatory Risk Event has occurred pursuant to the provisions of the reinsurance agreement resulting in a reduction in the provided letters of credit, or any actions taken by state insurance regulators as a result.

Are Policyholders Protected?

Policyholders remain protected by Penn Treaty and are unaffected by the current actions of its reinsurer in this matter. Penn Treaty has over $1 billion in established reserves, which it believes are sufficient for the payment of future policyholder claims. The reinsurance agreement provides supplemental protection to the Company for policyholder claims, which is still in effect despite the current dispute.

Why Are Letters of Credit Needed?

State accounting practices require certain reinsurers to provide collateral to an insurance company in the event that the reinsurer would default on its future obligation to pay claims under the reinsurance agreement. Irrevocable letters of credit are one means of providing that collateral, which is necessary to take accounting credit for the reinsurance coverage. Penn Treaty has over $1 billion dollars in collateral, with over $100 million currently provided by Imagine in the form of letters of credit. However, under the terms of the reinsurance agreement, Penn Treaty believes that Imagine is responsible to provide more than it currently has.

Are State Regulators Involved in this Dispute?

Penn Treaty and its domestic state regulator, the Pennsylvania Insurance Department, have worked together extensively to urge Imagine to honor the terms of the agreement. Penn Treaty continues to work with the Pennsylvania Insurance Department to ensure full compliance with all statutes and regulations during this dispute.

Company management intends to host a conference call for investors and analysts on Thursday, August 28, 2008, as additional information becomes available.

Exhibit 99.1

Certain statements made by the Company in this press release may be considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations including, but not limited to, Imagine’s provision of the requested letter of credit, the outcome of the arbitration or any other legal remedies pursued, the financial stability of Penn Treaty including any negative impact from the results of arbitration, the Company’s reserve and collateral adequacy for future policyholder claims, the materially adverse effect of any reaction of insurance rating agencies and state insurance departments to the purported breach, and the continued compliance with state statutes and regulations. For additional information and risks related to the Company, please refer to its reports filed with the Securities and Exchange Commission.

Source:	Penn Treaty American Corporation

Contact:	Cameron Waite, Executive VP, Strategic Operations
800.222.3469

cwaite@penntreaty.com